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                                                                   EXHIBIT 10.86



            LICENSE, SUPPLY AND INTERNATIONAL DISTRIBUTION AGREEMENT

        This License, Supply and International Distribution Agreement (the "Agreement") is entered into effective as of September 6, 1996 (the "Effective Date") by and between Collagen Corporation, a Delaware corporation with offices at 2500 Faber Place, Palo Alto, CA 94303 ("Collagen"), and Cosmederm Technologies, Inc., a Delaware corporation with offices at La Jolla Corporate Center, 3252 Holiday Court, La Jolla, CA 92037 ("Cosmederm"). The parties agree:

1.0     Background.

        1.1 Collagen is in the business of researching, developing, manufacturing, and marketing biocompatible products for the treatment of defective, diseased, traumatized, and aging tissues.

        1.2 Cosmederm is in the business of researching, developing and manufacturing cosmetic and dermatologic products.

        1.3 Cosmederm desires Collagen, and Collagen agrees, to market certain of Cosmederm's proprietary cosmetic and dermatologic products pursuant to the terms and conditions of this Agreement.

2.0     Definitions.

        2.1 "Affiliate" shall mean any entity which controls, is controlled by, or is under common control with Collagen.

        2.2 "Collagen Field" shall mean throughout the Territory the sale of the Licensed Products for in-office dispensing under the supervision of a licensed physician, including, but not limited to, dermatologists, plastic surgeons, general practitioners, and gynecologists and the free distribution of samples of Licensed Products to medical professionals. For purposes of this Agreement, the words "sell" and "sale" shall be deemed to include the free distribution of samples of Licensed Products to medical professionals.

        2.3 "Licensed Know How" shall mean any and all unpatented inventions, data, processes, compositions, techniques, improvements, derivatives, formulations, and other technical information proprietary to Cosmederm which are useful and/or necessary to the sale of Licensed Products in existence as of the Effective Date or created or acquired (including by license to the greatest extent permitted under the terms of any such license) by Cosmederm during the term of this Agreement, including any and all methods proprietary to Cosmederm for


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the use or, in the event Collagen exercises a right to manufacture under Section
4.1, manufacture of the Licensed Products.

        2.4 "Licensed Patents" shall mean any and all United States and foreign patents which are granted on the inventions described in:

          United States     Date filed    International       Date filed
          -------------     ----------    -------------       ----------
          Application No.                Application No.
          ---------------                ---------------
          [ * ]             [ * ]        [ * ]                [ * ]

          [ * ]             [ * ]        [ * ]                [ * ]

          [ * ]             [ * ]        [ * ]                [ * ]

          [ * ]             [ * ]        [ * ]                [ * ]

          [ * ]             [ * ]        [ * ]                [ * ]

          [ * ]             [ * ]

          [ * ]             [ * ]        [ * ]                [ * ]

having claims reading on any Licensed Product or methods for manufacture or use of any Licensed Product, owned by, or licensed (to the greatest extent permitted under the terms of any such license) to Cosmederm during the term of this Agreement, including any continuations, divisions, reissues, re-examinations, re-registrations, and all foreign counterparts thereof.

        2.5 "Licensed Product(s)" shall mean the initial five (5) products identified in Exhibit A and any and all products developed and sold pursuant to
Section 7.

        2.6 "Licensed Technology" shall mean Licensed Know How and Licensed Patents.

        2.7 "Mark(s)" shall mean any and all trademarks, trade names, logos, and slogans which Cosmederm may at any time during the term of this Agreement own, adopt, use, or register with respect to the Licensed Products, other than the Cosmederm name and any trademarks, logos or slogans incorporating the Cosmederm name.

        2.8 "Net Sales" shall mean [ * ]


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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[ * ]

        2.9 "Territory" shall mean all of the countries of the world.

3.0     Grants of Rights.

        3.1 Cosmederm hereby grants Collagen and Affiliates an exclusive (even to Cosmederm) license under the Licensed Technology, to use (but only in performing development pursuant to a joint development plan as agreed pursuant to Section 7 and testing pursuant to the final sentence of Section 13.1), make and/or have made (but in either case only pursuant to the second sentence of Section 4.1), and sell the Licensed Products within the Collagen Field throughout the Territory pursuant to the terms and conditions of this Agreement. The parties acknowledge that L'Oreal, S.A. may exercise its option to acquire a co-exclusive license under the Licensed Technology within the Collagen Field (and other fields) throughout the Territory to sell products which incorporate the Licensed Technology; provided, that Cosmederm (i) shall at all times during the effective term of this Agreement use its best efforts to exclude from such co-exclusive license any and all formulations developed pursuant to Section 7.0 of this Agreement, and/or sold by Collagen, Affiliates and sublicensed subdistributors under this Agreement, expressly including, but not limited to, the Licensed Products identified on Exhibit A, and (ii) shall not at any time during the effective term of this Agreement reveal to L'Oreal, S.A. (or to any other third party licensee) any formulas or other proprietary technical information relating to any and all formulations developed pursuant to Section
7.0 of this Agreement and/or the Licensed Products identified on Exhibit A. Collagen further acknowledges that Cosmederm and any licensees shall be allowed to distribute free samples of any products (other than any Licensed Product) to medical professionals. Collagen and Affiliates shall have no right to sublicense, except Collagen may sublicense the license-to-sell in a particular foreign country to any subdistributor which is part of Collagen's standard system of distribution in that country and Collagen may sublicense the license-to-make to contract manufacturers to make Licensed Products for Collagen as may be allowed by the second sentence of Section 4.1.

        3.2 Cosmederm hereby grants Collagen and Affiliates an exclusive (even to Cosmederm) license to use the Marks in making and/or having made (but in either case only pursuant to the second sentence of Section 4.1) and selling the Licensed Products within the Collagen Field throughout the Territory pursuant to the terms and conditions of this Agreement. Cosmederm shall not at any time use, and shall not at any time license, sell or otherwise transfer rights under the Marks to any third party, expressly including L'Oreal, S.A., for use in association with the sale of products which incorporate the Licensed Technology within the Collagen Field within the Territory. Collagen and Affiliates shall have no right to sublicense, except Collagen may sublicense with regard to use-in-selling in a particular foreign country to any subdistributor which is part of Collagen's standard system of distribution in that country and Collagen may sublicense with regard to use-in-making to contract manufacturers to make Licensed Products for Collagen as may be allowed by the second sentence of
Section 4.1.


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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        3.3 Cosmederm hereby grants Collagen and Affiliates an exclusive (even to Cosmederm) fully-paid-up license to use the COSMEDERM tradename and all intellectual property rights therein in making and/or having made (but in either case only pursuant to the second sentence of Section 4.1) and selling the Licensed Products within the Collagen Field throughout the Territory pursuant to the terms and conditions of this Agreement. Collagen and Affiliates shall have no right to sublicense, except Collagen may sublicense with regard to use-in-selling in a particular foreign country to any subdistributor which is part of Collagen's standard system of distribution in that country and Collagen may sublicense with regard to use-in-making to contract manufacturers to make Licensed Products for Collagen as may be allowed by the second sentence of
Section 4.1. Collagen acknowledges that Cosmederm and any licensees shall be allowed to distribute free samples of any products (other than any Licensed Product) to medical professionals.

        3.4 Cosmederm shall not use, and shall not license, sell or otherwise transfer rights under the COSMEDERM tradename to any third party for use in association with the sale of the products which incorporate the Licensed Technology within the Collagen Field within the Territory during the term of this Agreement. Collagen acknowledges that Cosmederm and any licensees shall be allowed to distribute free samples of any products (other than any Licensed Product) to medical professionals.

        3.5 Cosmederm represents and warrants to Collagen and Affiliates that Cosmederm owns the Licensed Technology and has any and all rights necessary to grant the rights granted to Collagen and Affiliates pursuant to this Agreement.

4.0     Supply.

        4.1 Supply. The parties agree that Cosmederm shall manufacture and supply to Collagen the Licensed Products specified in Exhibit A during the effective term of this Agreement subject to the transfer price specified in
Section 5.1 (but not subject to the royalty specified in Section 6.1). Notwithstanding the immediately preceding sentence, in the event that at any time during the effective term of this Agreement (i) Cosmederm materially fails to meet its supply obligations under [ * ] purchase orders issued by Collagen pursuant to Section 4.4 within [ * ], or (ii) there is a change in the control of Cosmederm, thereafter, Collagen shall during the effective term of this Agreement have the right, but not the obligation, to manufacture, or have manufactured, any and all Licensed Product(s) subject to the royalty rate specified in Section 6.1 (but not subject to the transfer price specified in Section 5.1.) Further, in the event that at any time during the effective term of this Agreement Cosmederm elects not to supply any Licensed Product(s) to Collagen, specifically including, but not limited to, the failure to agree upon terms of Cosmederm's manufacture of Licensed Product(s) under Section 7.2, thereafter, Collagen shall during the effective term of this Agreement have the right, but not the obligation, to manufacture, or have manufactured, such Licensed Product(s) subject to the royalty rate specified in Section 6.1 (but not subject to the transfer price specified in Section 5.1.)


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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        4.2 Performance Obligations. Cosmederm shall at all times during the effective term of this Agreement, use Cosmederm's reasonable best efforts to supply Collagen with Collagen's requirements for each and every Licensed Product except as Cosmederm may elect under Section 4.1(ii). Collagen shall at all times during the effective term of this Agreement use its reasonable best efforts to commercialize and sell each and every Licensed Product.

        4.3 Marks. The parties shall mutually agree upon the Marks. Any and all Licensed Products sold or otherwise distributed pursuant to the terms and conditions of this Agreement shall be branded exclusively with the Marks, and shall bear both Cosmederm and Collagen tradenames. The exact usage and placement of such tradenames shall be mutually agreed by the parties in good faith.

        4.4 Purchase Orders. All purchase orders for Licensed Products shall be initiated in writing by Collagen and shall include a requested delivery date. Such purchase orders should be received by Cosmederm at least [ * ] prior to such requested delivery date. The minimum aggregate purchase order size is [ * ] and the minimum purchase order size per SKU is [ * ]. All purchase orders shall be non-cancelable. All purchase orders, to the extent they would result in calendar quarter deliveries not in excess of [ * ] of the amount last forecasted by Collagen for such period, shall be shipped by the later of (i) [ * ] after receipt of such order, or (ii) by the shipment request date set forth on such purchase order. Any purchase order, to the extent it would result in calendar quarter deliveries in excess of [ * ] of the amount last forecasted by Collagen for such period and which is not (as to such excess amount) rejected by Cosmederm within [ * ] of receipt shall be deemed accepted by Cosmederm upon its receipt of such purchase order, and shall be shipped by the later of (i) [ * ] after receipt of such order, or (ii) by the shipment request date set forth on such purchase order. In any event, Cosmederm will use its reasonable best efforts to deliver Licensed Products at the times and in the amounts specified in Collagen's accepted purchase orders. Cosmederm agrees to promptly inform Collagen of any potential failure to meet the delivery time specified in a purchase order.

        4.5 Forecasts. Commencing with Collagen's first order for Licensed Products, and at the beginning of each calendar quarter thereafter, Collagen shall provide Cosmederm rolling written forecasts of Collagen's estimated requirements of Licensed Products to be delivered for each of the [ * ]. Forecasts provided to Cosmederm by Collagen pursuant to this Section 4.5 shall be prepared in good faith by Collagen and represent Collagen's reasonable expectation of its purchase requirements for the forecasted period, but shall be advisory in nature only and shall not be binding on Collagen. Cosmederm shall be prepared to deliver at [ * ] of Collagen's last forecasted needs for a given calendar quarter. The "last" forecast refers to the forecast for a quarter delivered [ * ] before the first day of such quarter. Cosmederm and Collagen shall keep each other apprised in good faith of their respective requirements, projections, production capability limitations and similar matters.


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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        4.6 Conflicting Terms. In ordering and delivering the Licensed Products hereunder, Cosmederm and Collagen may use their standard forms, but nothing in such form shall be construed to amend or modify the terms of this Agreement and, in the case of conflict herewith, the terms of this Agreement shall control.

        4.7 Certificate of Conformity. All Licensed Products delivered by Cosmederm under this Agreement shall be accompanied by a Certificate of Conformity issued by Cosmederm warranting that all Licensed Products delivered under such Certificate of Conformity shall meet the acceptance specifications to be mutually agreed and called out in Exhibit B, including, but not limited to, labeling, packaging and product specifications (the "Acceptance Specifications.") Cosmederm will promptly replace (or, at Cosmederm's sole option in any particular case, give Collagen credit for such returns at Collagen's published wholesale prices) any and all Licensed Products returned by a customer or an enduser within [ * ] of purchase and forwarded by Collagen to Cosmederm within [ * ] of such return to the extent any such returns result from the formulation and/or manufacture by Cosmederm of Licensed Products which do not meet the Acceptance Specifications.

        4.8 Acceptance. Acceptance by Collagen of Licensed Products delivered by Cosmederm shall be pursuant to the Certificate of Conformity issued by Cosmederm pursuant to Section 4.7 and visual inspection by Collagen. Collagen's failure to send a written rejection notice within [ * ] after delivery shall conclusively be deemed to constitute acceptance. In the event that any shipment, or part of any shipment, is found upon such visual inspection not to be in accordance with the Acceptance Specifications, Collagen shall have the right to reject such shipment, or part of shipment, within [ * ] after delivery by Cosmederm; provided, that such shipment, or part of shipment, has not been used up by Collagen or shipped to customers. A shipment, or part of a shipment, may be rejected by Collagen only upon written notice to Cosmederm stating the reason(s) for rejection. Upon receiving any such notice, Cosmederm shall use its reasonable best efforts to replace rejected Licensed Products, and to redeliver to Collagen replacement Licensed Products as soon as possible and in no event more than [ * ] after Cosmederm's receipt of Collagen's written notice of rejection (or, at Cosmederm's sole option in any particular case, give Collagen credit for such rejected Licensed Products at Collagen's published wholesale prices).

        4.9 Shipment. All shipments will be FOB Collagen's manufacturing facility in Fremont, California and/or such other place(s) as Collagen shall direct. Risk of loss will pass to Collagen upon delivery to such facility.
[ * ]. Cosmederm will be responsible for filing any and all freight claims. Collagen may request a specific carrier and mode of shipment, but Cosmederm may arrange for an alternative carrier and mode of shipment, provided that Collagen consents to such alternative carrier and mode of shipment, such consent to not be unreasonably withheld. Notwithstanding the foregoing, if Collagen's choice of specific carriers, choice of mode of shipment, choice of ship-to location(s) outside the continental United States, and/or direction to ship to multiple locations results in higher freight, insurance and/or other shipping expenses than using Cosmederm's normal truck delivery to a single location in the continental United States, then Collagen shall pay the excess.


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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        4.10 Payment. Collagen shall pay Cosmederm the transfer price specified in Section 5.1 within [ * ] after receiving an invoice covering an accepted order.

        4.11 Inspection of Manufacturing Facilities and Process. At any time during the term of this Agreement, Collagen shall have the right to have, at Collagen's expense, and Cosmederm shall permit, Collagen's authorized representative(s) to inspect the manufacture of Licensed Products. Cosmederm agrees at all times to provide Collagen at least [ * ] notice in writing prior to the scheduled date of a manufacturing run of Licensed Products so that Collagen representative(s) may be present.

5.0     Transfer Prices and Payment of Transfer Prices.

        5.1 Transfer prices for any and all Licensed Product(s) initially specified in Exhibit A which are manufactured by Cosmederm pursuant to the first sentence of Section 4.1 shall be calculated as [ * ] of Collagen's published wholesale price of such Licensed Product as of the date of delivery by Cosmederm. Collagen shall promptly notify Cosmederm of all changes in its published wholesale prices. The parties shall mutually agree upon the transfer prices for any additional Licensed Products manufactured by Cosmederm pursuant to Sections 7.1 and 7.2. Collagen agrees upon Cosmederm's request to discuss in good faith adjusting the transfer price for the Licensed Product(s) initially specified in Exhibit A upon Cosmederm's demonstration of convincing evidence of commercial factors in support of such a proposed adjustment. The parties shall mutually agree upon the size, quantity, packaging and transfer price, if any, for sample products.

6.0     Royalty.

        6.1 Royalty Rates. In the event that Collagen manufactures or sublicenses the manufacture of Licensed Product(s) under the second sentence of
Section 4.1, Collagen shall pay to Cosmederm royalties based on the Net Sales of such Licensed Product(s) and calculated at the rate of (i) [ * ] for each and every such Licensed Product(s) which is a prescription drug, (ii) [ * ] for each and every such Licensed Product(s) which is classified as an OTC drug, but does not require a physician's prescription, and (iii) [ * ] for each and every such Licensed Product(s) which is a cosmetic product. The parties acknowledge that each of the initial [ * ] Licensed Products specified in Exhibit A are cosmetic products and shall agree on the characterization of any additional Licensed Products prior to manufacture.

        6.2 Royalty Rate Adjustment. In the event that in any given calendar year during the effective term of this Agreement, the cumulative Net Sales of all royalty-bearing Licensed Products sold throughout the Territory which are cosmetic products exceeds [ * ], the applicable royalty rate for sales of such royalty-bearing, cosmetic Licensed Products in excess [ * ] for the remainder of such calendar year only shall be [ * ].


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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        6.3 Reports. After the first commercial sale of a Licensed Product manufactured by or on behalf of Collagen, Collagen shall make quarterly written reports to Cosmederm within [ * ], stating in reasonably specific detail, on a country-by-country basis, (i) the number of units of each Licensed Product directly or indirectly sold by Collagen, Affiliates or sublicensed subdistributors during the reporting period and the calculation of Net Sales from such gross sales, (ii) the royalties payable under this Agreement on such sales of units of each Licensed Product during the reporting period, (iii) the exchange rates used in converting foreign currencies to United States dollars in the calculation of such royalties, and (iv) the withholding taxes, if any, required by law to be deducted from such royalties. With respect to royalties payable on sales of units of the Licensed Products invoiced in United States dollars, the gross sales, Net Sales, and royalties payable to Cosmederm shall be expressed in United States dollars. With respect to royalties payable on sales of units of the Licensed Products invoiced in a currency other than United States dollars, the gross sales, Net Sales and amounts payable to Cosmederm shall be expressed in the domestic currency of the country in which the sale was together with the United States dollar equivalent of the royalty payable, calculated using the average of the buying and selling exchange rates quoted by Bank of America (San Francisco) at the close of business on the last banking day of the calendar quarter prior to the date of payment.

        6.4 Royalty Payments. Concurrently with the making of each such report, Collagen shall pay to Cosmederm the royalty payments due under Section 6.1 on sales of units of the Licensed Products during the quarter covered by such report. All payments shall be in United States dollars.

        6.5 One Royalty. For purposes of this Agreement, each Licensed Product sold hereunder shall be sold only once in a royalty-generating transaction, and subsequent sales or transfers of such Licensed Product shall not result in any additional royalty payment hereunder.

        6.6 Taxes. In the event that Collagen is required by law to deduct withholding taxes from royalty payments which would otherwise be payable to Cosmederm hereunder, Collagen will promptly provide Cosmederm with all documentation reasonably required by Cosmederm to obtain a corresponding reduction in Cosmederm's United States taxes.

        6.7 Audits. Collagen shall keep, and cause each Affiliate and each sublicensed subdistributor to keep, true and accurate books of account and records in sufficient detail to properly determine the royalties payable to Cosmederm in connection with the distribution of the Licensed Products. Collagen shall keep, and cause each Affiliate and each sublicensed subdistributor to keep, such books and records for at least three (3) years following the end of the calendar quarter to which they pertain, and shall make available, and cause each Affiliate and each sublicensed subdistributor to make available, such books and records for inspection during such three (3) year period by a certified public accountant retained by Cosmederm for such purpose, solely for the purpose of verifying Cosmederm's royalty payments hereunder. Such inspections may be made no more than once in any twelve (12) month period, at reasonable times mutually agreed upon by the parties after at least five (5) days written notice to Collagen. The certified public accountant shall execute a confidentiality agreement reasonably acceptable


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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to Collagen prior to commencing any such inspection. All such inspections conducted shall be at Cosmederm's expense, unless an underpayment exceeding
[ * ] of the amount payable for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to such inspection shall be paid by Collagen.

7.0     Rights of First Offer.

        7.1 Cosmederm shall fully disclose to Collagen (to the greatest extent that Cosmederm is not contractually prohibited from doing so) in writing any additional human cosmetic and dermatologic products, including, but not limited to, acne products, therapeutic emollients and moisturizers, therapeutic shampoos, skin treatment products and pigment lightening creams which incorporate the Licensed Technology, Cosmederm contemplates developing with the Licensed Technology during the effective term of this Agreement. Collagen shall have [ * ] after Collagen's receipt of such disclosure to determine whether or not Collagen is interested in pursuing such new product opportunity within the Collagen Field and to so inform Cosmederm. In the event that Collagen does not within [ * ] inform Cosmederm in writing that Collagen is interested in pursuing any such proposed product opportunity, then Cosmederm shall be able to pursue such new product opportunity by itself or with any third party. If Collagen informs Cosmederm in writing that Collagen is interested in pursuing such new product opportunity, the parties shall enter into good faith and exclusive negotiations for up to [ * ] regarding the possible terms of an agreement, including but not limited to the supply and transfer pricing terms, pursuant to which Cosmederm and Collagen may jointly develop, manufacture, and/or sell such new product. In the event the parties do not reach such an agreement within such [ * ], then Cosmederm shall be able to pursue such new product opportunity with any third party (or by itself), but under terms and conditions no more favorable than those finally offered to Collagen.

        7.2 Collagen shall fully disclose to Cosmederm in writing any additional cosmetic and dermatologic products for the Collagen Field, including, but not limited to, acne products, therapeutic emollients and moisturizers, therapeutic shampoos, skin treatment products and pigment lightening creams, Collagen desires to develop with the Licensed Technology during the term of this Agreement. Cosmederm agrees to negotiate with Collagen exclusively and in good faith regarding the joint development of such product, and to use Cosmederm's best efforts to conclude an agreement between the parties pursuant to which Cosmederm and Collagen may jointly develop, Collagen and/or Cosmederm may manufacture, and Collagen may sell such new product. In the event that Collagen does manufacture, directly or indirectly, any such additional Licensed Product(s) independently of Cosmederm, Cosmederm shall cooperate fully and diligently with Collagen's efforts to manufacture and commercialize such new product(s). For avoidance of doubt, (i) Collagen shall have the right, but not the obligation, to manufacture (or have manufactured) any Licensed Product proposed by Collagen and developed by the parties under this Section 7.2 in the event that the parties do not agree upon manufacturing terms pursuant to which Cosmederm would manufacture such Licensed Product, and (ii) Cosmederm shall be entitled to receive the royalty called for in Section 6.1 on each and every Licensed Product manufactured and sold by Collagen, Affiliates or sublicensees under this Agreement. If


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
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the parties are unable to mutually agree upon the terms and conditions of a development agreement, neither party shall develop, manufacture or sell such product.

8.0     Licensed Product Development

        8.1 Cosmederm shall be responsible for [ * ] of all research, development, manufacturing and marketing claims support costs of the Licensed Products specified in Exhibit A. Collagen is responsible for [ * ] of all other marketing, sales and distribution costs for the Licensed Products specified in Exhibit A, including, but not limited to, consumer acceptance studies, focus groups, and test market studies. The parties may mutually agree upon the allocation of costs related to the joint development of any additional Licensed Product(s) proposed by either Collagen or Cosmederm pursuant to Sections 7.1 and 7.2.

9.0     Indemnities.

        9.1 Collagen's Indemnity. Cosmederm shall defend, indemnify and hold Collagen harmless against all damages, costs (including reasonable attorneys' fees) or other liability, actually incurred by Collagen, or assessed against Collagen by a court, arbitrator or government agency of competent jurisdiction, arising from any claim, suit or proceeding based on a third party claim of intellectual property infringement related to the Licensed Technology or product liability (to the extent such claim is related to Cosmederm's supplying Licensed Product(s) not meeting the Acceptance Specifications, and/or if such product liability arises from or is related to the product design of Licensed Products designed solely by Cosmederm) brought individually or severally against Collagen as a result of Collagen's distribution of Licensed Products. Collagen shall provide Cosmederm with prompt notification of any such claim, suit or proceeding, and shall provide Cosmederm with reasonable assistance, at Cosmederm's expense, in connection with the defense or settlement thereof. Cosmederm shall have sole control of the defense or settlement of any such claim, suit or proceeding, subject to Collagen's right to step in and assume control of such defense in the event Cosmederm refuses to conduct such defense. No settlement shall be binding on Collagen without Collagen's written consent. However, should Collagen refuse to consent to a settlement arranged by Cosmederm, then Cosmederm may (but shall not be obligated to) pay Collagen the indicated settlement amount; if Cosmederm does so, Cosmederm shall thereupon be relieved of all further responsibility to Collagen under this Section 9.1.

        9.2 Cosmederm's Indemnity. Collagen shall defend, indemnify and hold Cosmederm harmless against all damages, costs (including reasonable attorneys' fees) or other liability, actually incurred by Cosmederm, or assessed against Cosmederm by a court arbitrator or government agency of competent jurisdiction, arising from any claim, suit or proceeding brought individually or severally against Cosmederm to the extent such claim, suit or proceeding is the result of Licensed Product(s) manufactured by Collagen (or Collagen's manufacturing sublicensees) which fail to meet the Acceptance Specifications, and/or arises from or is related to marketing claims made by Collagen and not approved by Cosmederm and/or product design of Licensed Products designed solely by Collagen. Cosmederm shall provide Collagen with prompt


* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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notification of any such claim, suit or proceeding, and shall provide Collagen with reasonable assistance, at Collagen's expense, in connection with the defense or settlement thereof. Collagen shall have sole control of the defense or settlement of any such claim, suit or proceeding, subject to Cosmederm's right to step in and assume control of such defense in the event Collagen refuses to conduct such defense. No settlement shall be binding on Cosmederm without Cosmederm's written consent. However, should Cosmederm refuse to consent to a settlement arranged by Collagen, then Collagen may (but shall not be obligated to) pay Cosmederm the indicated settlement amount; if Collagen does so, Collagen shall thereupon be relieved of all further responsibility to Cosmederm under this Section 9.2.

10.0 Limitation of Liability.

        IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES OF SUCH OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT OR THE ACTIVITIES CONTEMPLATED BY THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.0 Confidentiality.

        11.1 The parties may, from time to time and in connection with the work contemplated under this Agreement, disclose to each other Confidential Information. "Confidential Information" shall mean any confidential and proprietary information, disclosed either in writing or orally, and either obviously such or identified as such by the disclosing party within thirty (30) days of such disclosure. Each party shall keep strictly confidential and not use such Confidential Information except for the purposes set forth in this Agreement. Confidential Information shall not include information which:

               (i) the receiving party can by written records show has already lawfully come into its possession at the time of disclosure;

               (ii) is or later becomes part of the public domain through no fault of the receiving party;

               (iii) is later communicated lawfully to the receiving party by a third party not bound by confidentiality;

               (iv) the receiving party can show by written records is later developed independently by the receiving party without any use of the disclosing party's Confidential Information; or

               (v) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement provides written notice to the other party promptly to enable such other party to seek a protective order or otherwise prevent or limit disclosure of such Confidential Information.

        Either party may disclose Confidential Information to any third party having a valid need to know so long as the disclosing party and such third party have entered into a written confidentiality agreement, of which the original disclosing party is a third party beneficiary, containing restrictions on further disclosure and use no less stringent than the provisions of this Section 11.1.

        11.2 Upon expiration or termination of this Agreement, each party shall promptly deliver to the other party all records, notes and other documents, in whatever medium (and including all copies) in its possession or control containing Confidential Information belonging to the other party, except that each party may retain one copy of Confidential information to be held by its legal department solely for archival purposes.

12.0    Patent and Trademark Prosecution.

        12.1 Cosmederm shall, at its sole expense, prosecute, maintain and defend the Licensed Technology throughout the Territory and the Marks throughout the countries specified in Exhibit C. Collagen shall, at its sole election and expense, prosecute, maintain and defend the Marks throughout the remainder of the Territory. Collagen and Cosmederm shall each provide the other reasonable assistance in any actions necessary for such prosecution, maintenance and defense. Collagen may, at its sole election and at Cosmederm's expense (and in Cosmederm's name and for Cosmederm's benefit), prosecute, maintain and/or defend any Licensed Patents, or Marks in the event that Cosmederm fails to promptly initiate, and diligently pursue, any prosecution, maintenance and/or defense of any such Licensed Patents, or Marks upon Collagen's written request throughout the countries specified in Exhibit C. Cosmederm shall fully and promptly cooperate with any such prosecution, maintenance and/or defense by Collagen.

13.0    Regulatory Approvals.

        13.1 In the event that the approval or authorization of any regulatory agency or body is required to permit Collagen to lawfully sell as a cosmetic product any Licensed Product(s) specified in Exhibit A within the Collagen Field anywhere within the Territory, Cosmederm shall at its sole expense obtain such regulatory approval and authorization. Collagen shall fully and diligently cooperate with all such Cosmederm efforts. Collagen shall at its sole expense be primarily responsible for performing such tests as may be required for obtaining regulatory approvals and authorizations for any additional Licensed Product(s), for bearing all expenses in obtaining such regulatory approvals and authorizations, and for determining the manner in which such regulatory approvals and authorizations shall be sought. Cosmederm shall fully and diligently cooperate with all such Collagen efforts.

14.0 Term and Termination.

        14.1 Initial Term. This Agreement shall become effective on the Effective Date and shall continue in effect for all Licensed Products, unless terminated in accordance with Sections 14.3, 14.4, 14.5 or 14.6, for an initial term of five (5) years from the date of Cosmederm's first delivery of a commercial lot of any Licensed Product (the "Initial Term") plus any renewal term(s) as provided in Section 14.2.

        14.2 Renewal Terms. Collagen may at its sole election renew this Agreement, by giving written notice to Cosmederm at least sixty (60) days before the expiration of the Initial Term (or any Renewal Term) for another five
(5) year term ("Renewal Term(s)"), so long as the Net Sales of the Licensed Products sold by Collagen and Affiliates and sublicensed subdistributors during Year 5 of the Initial Term, or if applicable, Year 5 of the then-ending Renewal Term, throughout the Territory equal or exceed fifteen million United States dollars ($15,000,000) (such amount shall be adjusted to the extent any deficit is attributable, in whole or in part, to any act or failure to act of Cosmederm, including, but not limited to, Cosmederm's failure to supply sufficient quantities of any Licensed Product(s) to Collagen and/or any action or requirement of the United States Food and Drug Administration or state regulatory equivalent). In the event that such Net Sales of the Licensed Products are less than fifteen million United States dollars ($15,000,000) (or less than any applicable adjusted amount) and Collagen, at Collagen's sole election, desires to renew this Agreement for a Renewal Term, Collagen's right to renew shall be subject to Collagen, before or within sixty (60) days after sending the renewal notice:

               (i) in the event that Cosmederm is then manufacturing one hundred percent (100%) of Licensed Products(s) being sold by Collagen, Affiliates and sublicensed subdistributors, placing a purchase order (for delivery in no less than ninety (90) nor more than one hundred twenty (120) days) for a sufficient total number of units of such Licensed Product(s) from Cosmederm to equal the deficiency in the Section 14.2 minimum Net Sales,

               (ii) in the event that Collagen is then manufacturing one hundred percent (100%) of Licensed Products(s) being sold by Collagen, Affiliates and sublicensed subdistributors, paying Cosmederm an additional payment equal to the incremental royalty which Cosmederm would have been entitled to if Collagen had sold sufficient total units of Licensed Product(s) to meet the Section 14.2 minimum Net Sales, or

               (iii) in the event that both Cosmederm and Collagen are then manufacturing Licensed Product(s), Collagen shall, in a proportion equal to the ratio of the dollar amount of such Licensed Product(s) manufactured by Cosmederm and Collagen, respectively, place a purchase order according to (i) above and pay to Cosmederm an additional incremental royalty payment according to (ii) above which together equal the total dollar amount to which Cosmederm would have been entitled to if Collagen had met the Section 14.2 minimum Net Sales.

        All such purchases and royalty payments shall be deemed made in the shortfall Year, not the following Year. In the event that and so long as a valid United States patent is not in effect at any time during Year 5, the Net Sales performance figure specified in this Section 14.2 shall be reduced by fifty percent (50%).

        14.3 Default. If either party defaults in the performance of any of its material obligations hereunder and if such default is not corrected within thirty (30) days after written notice thereof by the other party, then the nondefaulting party, at its option, may, in addition to any other remedies it may have, terminate this Agreement by giving written notice of termination to the defaulting party.

        14.4 Insolvency. This Agreement may be terminated by either party, on notice, (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (ii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in its favor within sixty (60) days thereafter, (iii) upon the other party's making a general assignment for the benefit of creditors, or (iv) upon the other party's dissolution or ceasing to conduct business in the normal course.

        14.5 Cosmederm's Right to Buy Collagen Out. Cosmederm may at its sole election terminate this Agreement at any time after the expiration of the Initial Term by providing Collagen six (6) months prior written notice and paying to Collagen an amount equal to three (3) times the total Net Sales for the immediately prior four (4) fiscal quarters of Collagen, Affiliates and sublicensed subdistributors.

        14.6 Failure to Meet Minimums. If Collagen, Affiliates and sublicensed subdistributors fail to sell in any Year at least the minimum Net Sales of all Licensed Product(s) as set forth in Exhibit D (and so long as such failure is not attributable, in whole or in part, to any act or failure to act of Cosmederm, including, but not limited to, Cosmederm's failure to supply sufficient quantities of any Licensed Product(s) to Collagen and/or any action or requirement of the United States Food and Drug Administration or state regulatory equivalent), Cosmederm may, at its sole election, notify Collagen in writing of Cosmederm's intent to terminate this Agreement. Cosmederm may terminate this Agreement sixty (60) days after such notice unless Collagen has, at Collagen's sole election, within such sixty (60) days period done one of the following:

               (i) in the event that Cosmederm is then manufacturing one hundred percent (100%) of Licensed Products(s) being sold by Collagen, Affiliates and sublicensed subdistributors, place a purchase order (for delivery in no less than ninety (90) nor more than one hundred twenty (120) days) for a sufficient total number of units of such Licensed Product(s) from Cosmederm to equal the deficiency in the applicable minimum Net Sales,

               (ii) in the event that Collagen is then manufacturing one hundred percent (100%) of Licensed Products(s) being sold by Collagen, Affiliates and sublicensed subdistributors, pay to Cosmederm an additional payment equal to the incremental royalty which Cosmederm would have been entitled to if Collagen had sold sufficient total units of Licensed Product(s) to meet the applicable minimum Net Sales, or

               (iii) in the event that both Cosmederm and Collagen are then manufacturing Licensed Product(s), Collagen shall, in a proportion equal to the ratio of the dollar amount of such Licensed Product(s) manufactured by Cosmederm and Collagen, respectively, place a purchase order according to (i) above and pay to Cosmederm an additional incremental royalty payment according to (ii) above which together equal the total dollar amount to which Cosmederm would have been entitled to if Collagen had met the applicable minimum Net Sales.

        All such purchases and royalty payments shall be deemed made in the shortfall Year, not the following Year.

        14.7 Marks. The parties each acknowledge that neither party shall be entitled to make any use of the Marks after the termination or expiration of this Agreement.

        14.8 Survival. Sections 6.3, 6.4, 6.7, 9, 10, 11 and 14.7 shall survive any termination or expiration of this Agreement

15.0    Miscellaneous Provisions

        15.1 Governing Law. This Agreement shall be construed in accordance with the laws of California without reference to its conflict of laws principles.

        15.2 Further Acts and Instruments. Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

        15.3 Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either party by operation of law or otherwise without the prior written consent or agreement of the other (which consent shall not be unreasonably withheld), except in connection with a sale or transfer of all or substantially all of its business unit to which this Agreement relates. It is agreed that, for this purpose, the smallest applicable Collagen business unit is the Aesthetics Technologies division, or its successor. This Agreement shall inure to the benefit of and shall be binding upon the parties and their successors and permitted assigns, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

        15.4 Notices. Any notice required by this Agreement shall be deemed to have been fully given when sent by facsimile with a copy sent by express courier, addressed in the case of Collagen to:

                             Collagen Corporation
                             2500 Faber Place
                             Palo Alto, California  94303
                             Attention:  President
                             Facsimile:  (415) 354-4752

or in the case of Cosmederm to:

                             Cosmederm Technologies, Inc.
                             La Jolla Corporate Center
                             3252 Holiday Court
                             La Jolla, CA 92037
                             Attention:  Chief Executive Officer
                             Facsimile:  (619) 550-7075

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

        15.5 Entire Agreement; Amendments. This Agreement constitutes the entire and only agreement between the parties relating to the subject matter hereof, and all prior and contemporaneous negotiations, representations, and understandings, except the Mutual Disclosure of Confidential Information Agreement dated April 12, 1996, are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

        15.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.7 Independent Contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by them as independent contractors. No party shall incur any debts or make any commitments for or on behalf of the other party, unless specifically authorized in writing by an officer of the other party.

        15.8 No Waiver for Failure to Enforce Compliance. Failure of any party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon observance of or compliance with such term thereafter, or with any of the other terms of this Agreement.

        15.9 Force Majeure. No failure or omission of a party hereunder in the performance of any obligation according to this Agreement shall be deemed a breach of the Agreement or create any liability if the same shall arise from any cause or causes beyond the control of, and not resulting from the negligence of, such party, including, but not limited to, acts of God; acts or omissions of any government; any rule, regulation or order issued by any governmental authority or by any officer, department, agency or instrument thereof; fire; storm; flood; natural phenomenon; earthquake; accident; war; rebellion; insurrection; riot; invasion; strike; lockout; or other kind of force majeure. Each party agrees to notify the other promptly of any circumstance delaying its performance hereunder and to resume performance as soon thereafter as is reasonably practicable.

        15.10 Press Release. Upon execution of this Agreement, the parties shall make a public announcement regarding the collaboration herein by issuing an agreed press release. Thereafter, neither party shall without the other's consent (such consent not to be unreasonably withheld) make any public release using the other party's name or referring to the other party, except that consent shall not be required for uses or references in product marketing materials or where such uses or references are affirmatively required by law.

        The undersigned are duly authorized to execute this Agreement on behalf of Cosmederm and Collagen effective as of the date first above written.


COLLAGEN CORPORATION                         COSMEDERM TECHNOLOGIES, INC.

BY:  /s/ Howard D. Palefsky                  BY: /s/ Anne Crossway, Ph.D.
     ------------------------------             --------------------------------

PRINT NAME:  Howard D. Palefsky              PRINT NAME: Anne Crossway, Ph.D
             ----------------------                      -----------------------

TITLE:  Chief Executive Officer             TITLE: Chief Executive Officer
        ---------------------------                -----------------------------

                                    EXHIBIT A

                                LICENSED PRODUCTS


1. One mutually agreed formulation of a facial treatment lotion with 15% lactic acid and with CT-746.

2. One mutually agreed formulation of a facial treatment hydrogel with 15% lactic acid and with CT-746.

3. One mutually agreed formulation of a facial treatment cream with 15% lactic acid and with CT-746.

4. One mutually agreed formulation of a facial treatment cleanser with 0.1% lactic acid and with CT-746.

5. One mutually agreed formulation of a facial treatment toner with 0.5% lactic acid and with CT-746.

                                    EXHIBIT B


                            ACCEPTANCE SPECIFICATIONS

                            [TO BE MUTUALLY AGREED.]

                                    EXHIBIT C


           COUNTRIES IN WHICH COSMEDERM SHALL PROSECUTE, MAINTAIN AND
                                DEFEND THE MARKS


                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]
                                      [ * ]



* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    EXHIBIT D

                              PERFORMANCE MINIMUMS



        For purposes of this Exhibit D, a "Year" of distribution of Licensed Products shall commence on the date of Cosmederm's first delivery of a commercial lot of any Licensed Product, or an anniversary of such date.


    Year 1 - Net Sales of [ * ]

    Year 2 - Net Sales of [ * ]

    Year 3 - Net Sales of [ * ]

    Year 4 - Net Sales of [ * ]

    Year 5 -- Net Sales of [ * ]

*   Year 6 and thereafter - Net Sales equal to [ * ]


In the event that and so long as a valid United States patent is not in effect at any time during Year 3 or thereafter, the performance minimums specified above shall be reduced by [ * ].



*   Assumes a Renewal Term is in effect.



* MATERIAL HAS BEEN OMITTED PURSUANT TO A GRANT OF CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.